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                                CONSENT OF INDEPENDENT
                              CERTIFIED PUBLIC ACCOUNTS



                                The Board of Directors
                          Alternative Resources Corporation:


We consent to incorporation by reference in the registration statements (Nos. 33-88918, 33-85078 and 333-12693) on Form S-8 of Alternative Resources Corporation of our reports dated January 28, 1998, relating to the consolidated balance sheets of Alternative Resources Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and related consolidated financial statement schedule, which reports are incorporated by reference in the December 31, 1997 annual report on Form 10-K of Alternative Resources Corporation.



/s/ KPMG Peat Marwick LLP


Chicago, Illinois
March 27, 1998